Exhibit 99.1

FINISH LINE REPORTS SECOND QUARTER EARNINGS

•	Second quarter net income decreased 8% to $18.9 million

•	Year to date net income increased 3% to $31.6 million

INDIANAPOLIS—September 22, 2005—Alan H. Cohen, Chief Executive Officer of The Finish Line, Inc. (NASDAQ:FINL) announced earnings for the second quarter representing the thirteen weeks ended August 27, 2005.

SECOND QUARTER RESULTS:

Net income for the thirteen weeks ended August 27, 2005 (the “second quarter” or “Q2”) was $18.9 million ($.38 per diluted share) a decrease of 8% versus net income of $20.5 million ($.42 per diluted share) for the thirteen weeks last year ended August 28, 2004 (“Q2 LY”). Diluted weighted average shares outstanding were 49,854,000 for Q2 versus 49,226,000 shares outstanding for Q2 LY.

Net sales increased 9% (nine percent) to $341.6 million for Q2 compared to $312.2 million reported for Q2 LY. Comparable store net sales decreased 2% (negative two percent) for Q2 as compared to the 6% (six percent) increase reported for Q2 LY.

YEAR-TO-DATE RESULTS:

Net income for the twenty-six weeks ended August 27, 2005 (“YTD”) was $31.6 million ($.63 per diluted share) an increase of 3% versus net income of $30.8 million ($.63 per diluted share) for the twenty-six weeks last year ended August 28, 2004 (“YTD LY”). Diluted weighted average shares outstanding were 49,878,000 for YTD versus 49,273,000 shares outstanding for YTD LY.

Net sales increased 11% (eleven percent) to $632.8 million for YTD compared to $570.1 million for YTD LY. Comparable store net sales were flat (zero percent) for YTD versus a 10% (ten percent) increase reported for YTD LY.

Mr. Cohen stated, “Our diluted income per share of $.38 is within the range of $.37—$.39 we announced in our August 30th release. Our sales performance during the Back-To-School selling season was below expectations and promotional, and we expect business to remain challenging during the second half of the fiscal year. This does not change our long term plans to grow market share and sales, improve our operating efficiencies and grow earnings for our shareholders.”

Merchandise inventories on a consolidated basis (including Man Alive) were $280.0 million at August 27, 2005. Finish Line store merchandise inventories were $273.6 million compared to $241.4 million at August 28, 2004. On a per square foot basis, Finish Line store merchandise inventories increased approximately 2% (two percent) compared to one year ago.

The Company operated 639 Finish Line stores at August 27, 2005, an increase of 13% over the 564 stores operated one year ago. For the quarter, Finish Line opened 16 new stores, remodeled 7 existing stores and closed 2 stores with retail square footage increasing 11% to 3,605,000 at August 27, 2005 versus 3,247,000 at August 28, 2004. The Company did not open any Man Alive stores during the quarter and operates 38 stores totaling 107,000 square feet.

CONFERENCE CALL:

The Company is hosting a live conference call at 8:30 am (ET) on Friday, September 23rd. Interested parties may participate in the call by calling 1-706-634-5566 (conference ID# is 9623911). Those interested in listening to the call on the web can do so at www.finishline.com under Investor Relations.

The Company will make available a replay of the live conference call by calling 1-706-645-9291 (Conference ID# 9623911). This replay will be available commencing at approximately 9:45 am (ET) on Friday, September 23rd and will remain available through September 26th. In addition, the replay will be available on the web at www.finishline.com under Investor Relations.

The Company has experienced, and expects to continue to experience, significant variability in net sales and comparable store net sales from quarter to quarter. Therefore, the results of the periods presented herein are not necessarily indicative of the results to be expected for any other future period or year.

Certain statements contained in this press release regard matters that are not historical facts and are forward looking statements (as such term is defined in the rules promulgated pursuant to the Securities Act of 1933, as amended). Because such forward looking statements contain risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward looking statements. Factors that could cause actual results to differ materially include, but are not limited to: changing consumer preferences; the Company’s inability to successfully market its footwear, apparel, accessories and other merchandise; price, product and other competition from other retailers (including internet and direct manufacturer sales); the unavailability of products; the inability to locate and obtain favorable lease terms for the Company’s stores; the loss of key employees, general economic conditions and adverse factors impacting the retail athletic industry; management of growth, and the other risks detailed in the Company’s Securities and Exchange Commission filings. The Company undertakes no obligation to release publicly the results of any revisions to these forward looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

The Finish Line, Inc. is one of the nation’s leading athletic specialty retailers offering the best selection of footwear, apparel and accessories for men, women and kids. Finish Line is publicly traded on the NASDAQ National Market under the symbol FINL and currently operates 640 Finish Line stores in 47 states and online. In addition, the Company also operates 38 Man Alive stores in nine states. To learn more about The Finish Line, visit www.finishline.com and to learn more about Man Alive visit www.manalive.com.

The Finish Line, Inc.

Consolidated Statements of Income (Unaudited)

(In thousands, except per share and store data)

	Thirteen Weeks Ended August 27, 2005	Thirteen Weeks Ended August 28, 2004	Twenty-six Weeks Ended August 27, 2005	Twenty-six Weeks Ended August 28, 2004
		As Restated		As Restated
Net sales	$341,573	$312,162	$632,840	$570,128
Cost of sales (including occupancy expenses)	230,449	208,234	431,042	386,682

Gross profit	111,124	103,928	201,798	183,446
Selling, general, and administrative expenses	81,428	71,163	152,254	134,143

Operating Income	29,696	32,765	49,544	49,303
Interest income (net)	512	232	1,061	458

Income before income taxes	30,208	32,997	50,605	49,761
Income taxes	11,328	12,542	18,977	18,913

Net income	$18,880	$20,455	$31,628	$30,848

Diluted weighted average shares outstanding	49,854	49,226	49,878	49,273

Diluted net income per share	$0.38	$0.42	$0.63	$0.63

Dividends declared per share	$0.025	$0.025	$0.05	$0.025

Number of stores open at end of period:
Finish Line			639	564
Man Alive			38	—

Condensed Consolidated Balance Sheet

	As Restated
	August 27, 2005	August 28, 2004	February 26, 2005
	(Unaudited)	(Unaudited)
ASSETS
Cash and marketable securities	$119,980	$106,889	$113,166
Merchandise inventories, net	279,954	241,371	241,242
Other current assets	26,933	15,768	17,392
Property and equipment, net	207,227	167,748	188,298
Other assets	14,720	4,944	14,921

Total assets	$648,814	$536,720	$575,019

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities	$177,912	$135,590	$137,016
Deferred credits from landlords	53,001	48,872	50,532
Other long-term liabilities	—	—	1,500
Shareholders’ equity	417,901	352,258	385,971

Total liabilities and shareholders’ equity	$648,814	$536,720	$575,019

Investor Relations Contact:

The Finish Line, Inc., Indianapolis

Kevin S. Wampler, 317/899-1022 ext 6914

Executive Vice President—Chief Financial Officer

Media Requests Contact:

Elise Hasbrook, 317/899-1022 ext 6827

Corporate Communications Manager